Exhibit 10.2

AGENCY AGREEMENT

THIS AGENCY AGREEMENT (“Agreement”) is entered into as of the 13th day of September, 2017 between IPSIDY INC., whose office is located at 780 Long Beach Boulevard, Long Beach, New York 11561 (“Ipsidy”) and DOUGLAS SOLOMON with an address at 3216 Comfort Road, New Hope, PA 18938 (“Agent”).

WHEREAS, Ipsidy wishes to retain Agent on a non-exclusive basis to sell products and services for Ipsidy and the Group, as set forth in this Agreement and Agent wishes to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Definitions. The following words and expressions used herein shall have the following meanings:

“Agent Services” shall mean the services to be provided by Agent hereunder, as further described in Section 2.

“Commissions” shall mean the amounts earned by Agent as compensation payable hereunder as set forth in Section 3 below.

“Confidential Information” shall mean all of the information and/or data disclosed by Ipsidy and the Group and their respective employees, officers, shareholders or agents to Agent orally, in writing, by computer or other medium, by demonstration, by supply of samples and parts or in any other manner, or otherwise accessible to the Agent, concerning Ipsidy’s and the Group’s businesses or their respective clients and prospects, including, but not limited to, Work Product, Ipsidy and the Group’s products and services, computer programming and software, systems, functionality, designs, hardware, parts, concepts, specifications, features, techniques, plans, marketing, sales, performance, cost, pricing, supplier and customer information, data, tables, schedules, contracts and other information concerning Ipsidy and the Group, and their respective clients that is not otherwise publicly accessible, including all information received by Ipsidy and the Group from third parties which is subject to an obligation of confidentiality.

“Group” shall mean the group of companies comprising Ipsidy and its subsidiaries and affiliates, of which Ipsidy may from time to time be a part.

“New Customer” shall mean a Person introduced by Agent to Ipsidy, who enters into a contract for the supply of Products by the Group, who has not previously entered into any contract, nor been in negotiations for the supply of Products by the Group except in the latter case for the Persons listed in Schedule 2 to this Agency Agreement.

“One-off Agreement” shall mean an agreement with a New Customer for the provision of services in relation to a single event, such as a public election, which agreement shall terminate following the conclusion of such event and which shall be in the nature of a license for the use of Group software with fees based on enrolled users. To the extent that any such agreement includes an agreement for the supply of hardware such as printers, printer cartridges, card stock and other consumable CardPlus Products, such supply portion of the agreement shall be deemed to be a Recurring Services Agreement for the purposes of this Agreement.

“Person” shall mean an individual, a corporation, a company, a partnership, a trust, an unincorporated organization, or other entity, or a government or any ministry, agency or political subdivision thereof.

“Products” shall mean the products and services from time to time offered by Ipsidy which Ipsidy requires Agent to market and sell, as notified by Ipsidy to Agent from time to time.

“Recurring Services Agreement” shall mean an agreement with a New Customer for the provision of services on a continuing basis (including an agreement for a fixed term of years), which agreement is not tied to and does not terminate following the conclusion of such event.

2.            Engagement to Provide Agent Services. Ipsidy hereby engages Agent, as its non-exclusive sales agent and Agent hereby agrees to furnish to Ipsidy, as an independent contractor, sales services on an as needed basis for the term of this Agreement, for such Products as are assigned to Agent by Ipsidy. Nothing herein shall preclude Ipsidy from entering into one or more similar agreements with any other Person nor the direct solicitation by Ipsidy or any third party of any Person as a New Customer.

3.            Commissions. In consideration for the Agent Services to be provided under this Agreement by Agent, Ipsidy hereby agrees to pay Agent Commission amounts calculated and payable in accordance with the provisions of Schedule 1.

4.            Expenses. Agent shall be responsible for all Agent’s own expenses in providing the Agent Services hereunder and Agent shall not be entitled to claim for reimbursement of any expenses by Ipsidy, except to the extent that Ipsidy approves the incurring of such expenses in advance, with respect to Recurring Services Agreements.

5.            Term.

(a)	This Agreement shall become effective as of the date of termination of Agent’s employment by Ipsidy and shall remain in full force and effect for an initial term of three (3) years commencing on the date hereof and shall continue thereafter unless and until terminated. Notwithstanding the above, this Agreement may be terminated by either party at any time on or after the expiration of the initial term, with or without cause, by providing the other party with not less than ninety (90) days’ written notice any time, which shall be effective after expiry of the initial three (3) year term. Termination shall not affect Agent’s entitlement to the payment of any amounts earned by Agent for Customer contracts executed through the date of termination, which shall continue to be paid in accordance with Schedule 1, notwithstanding termination of this Agreement, subject to Section 9 and unless otherwise agreed by the parties.

(b)	This Agreement may be terminated immediately upon written notice by Ipsidy, if Agent commits a material breach of his obligations hereunder which is not remedied within fourteen (14) days of written notice of such breach by Ipsidy.

(c)	This Agreement may be terminated immediately upon written notice by Agent, if Ipsidy commits a material breach of its obligations hereunder which is not remedied within fourteen (14) days of written notice of such breach by Agent.

6.	Limitation of Liability.

(a)	Ipsidy’s liability hereunder shall be limited to payment to Agent of the Commissions earned pursuant to this Agreement.

(b)	Agent’s liability hereunder shall be limited to the amount of Commissions or compensation paid or payable to Agent hereunder.

(c)	In no event will either party be liable to the other party for any punitive damages, consequential losses or lost profits, even if such Party knew of the possibility of such lost profits.

7.            Limitations. In performing the Agent Services, it is expressly agreed by Agent that as an independent contractor Agent shall not in any manner do, perform or undertake any of the following, and that at all times the Agent shall perform the Agent Services subject to the following limitations on his actions and authority:

(a)	Agent shall have no authority to, and shall not, represent himself as having the power, right or authority to make any warranties, representations, or guaranties, or enter into any obligations or commitments whatsoever on behalf of, or as agent for Ipsidy or the Group, without Ipsidy’s prior written approval.

(b)	Ipsidy shall be entitled to refuse to enter into any agreement with a New Customer for any reason, or for no reason at Ipsidy’s sole discretion.

(c)	Agent shall not at any time:

(i)       make any false or potentially misleading statements to prospective or current customers regarding the Products or the Group; and

(ii)      distribute proposals, promotional materials, or other documentation regarding the Products and the Group to prospective or current customers other than such proposals, promotional materials and documents as may be previously authorized by Ipsidy in writing;

(iii)     use the trademarks, logos or trade names of Ipsidy and the Group, other than in promotional materials previously authorized by Ipsidy in writing. Any goodwill that accrues to Ipsidy or Group trademarks, logos or trade names due to Agent’s performance under this Agreement shall vest in and become the property of the owner of such marks, logos or names.

8.            Compliance with Ipsidy’s Instructions. In its performance of the Agent Services, Agent shall comply with such reasonable written or oral instructions as Ipsidy and Ipsidy’s policies, as may from time to time submit to Agent.

9.            Anti-Corruption Policy. Agent hereby agrees to comply at all times with Ipsidy’s Foreign Corrupt Practices Act and Anti-Bribery Compliance Policies. These are summarized below but Agent should familiarize himself or herself with the full policies. Breach of these policies may result in immediate termination of this Agreement and suspension or termination of all Commission payments.

(a)	Applicable corruption and bribery laws prohibit companies and their employees and representatives from (directly or indirectly) giving, promising, offering or authorizing payment of anything of value to any government official or other Person, in order to obtain or keep business or to secure some other improper advantage. Prohibited payments include, but are not limited to, those designed to:

●	Induce the recipient to award a contract to the Group

●	Obtain advantageous tax, immigration or customs treatment that would not otherwise be available to the Group

●	Circumvent or cause non-enforcement of laws or regulations applicable to the Group

(b)	The prohibition on bribery applies to the giving of anything of value, not only money. This includes but is not limited to providing business opportunities, favorable contracts, stock options, gifts and entertainment. Such payments are barred even if:

●	The benefit is for someone other than the party making the payment.

●	The business sought is not with the government.

●	The payment does not in fact influence the government official’s or customer’s conduct.

●	The foreign government official or customer initially suggested the payment.

10.          Standard of Performance. Agent will perform the Agent Services in a good and workmanlike manner, and in accordance with the highest professional standards and practices normally exercised by sales agents performing services of a similar nature.

11.          Relationship Between Agent and Ipsidy. The relationship of Agent to Ipsidy under this Agreement shall be that of independent contractor. No provisions of this Agreement are intended to or shall be construed as creating an employment, mutual agency, joint venture, partnership or other fiduciary relationship between the parties hereto, or as entitling Agent to any compensation or benefits as an employee (whether in the nature of salary, wages, insurance, worker’s compensation, bonuses or otherwise) or in the nature of a finder’s fee, participation or any other compensation whatsoever from Ipsidy, except as expressly provided in this Agreement. Agent shall be solely responsible for and shall defend and indemnify and keep indemnified Ipsidy and the Group from and against any and all liability for income or other tax or withholding obligations of any description, which may arise in any jurisdiction, in relation to the Commissions for Agent Services paid by Ipsidy to Agent hereunder.

12.          Confidentiality.

(a)	Confidential Information. Each Party acknowledges that it has received and may receive information of a confidential nature relating to one or more of the other Party’s customers, assets, liabilities, revenues, trade secrets, technology, know how, other intellectual property, business processes or other business and financial affairs or plans, which may be disclosed in any manner or medium in connection with this Agreement (collectively, “Confidential Information”). The Parties shall use Confidential Information only for the purpose of undertaking their respective obligations in accordance with this Agreement. Except as otherwise provided in this Agreement, a Party shall have no authority to use another Party’s Confidential Information for any other purpose or in any other manner.

(b)	Duty to Maintain Confidentiality. The Party disclosing Confidential Information shall at all times retain title to the Confidential Information. The receiving Parties shall preserve and protect the confidentiality of the disclosing Party’s Confidential Information using precautions at least as restrictive as those it takes to protect their own confidential, proprietary and trade secret information (but in no event less than a reasonable degree of care). Except as expressly authorized by this Agreement, the receiving Parties shall not allow others to use, display, copy, disclose, transmit, reverse engineer, disassemble, decompile, or translate all or any part of such Confidential Information without the disclosing Party’s prior written consent. The receiving Parties shall limit access to the disclosing Party’s Confidential Information to its and its affiliates’ directors, officers, managers, employees and contractors who: (i) have a need to know such Confidential Information to enable that Person to perform its, his or her obligations under this Agreement and (ii) are obligated to protect the confidentiality of such Confidential Information under substantially similar terms as those set forth in this Section. The receiving Parties shall be fully and directly responsible and liable to the disclosing Party for any breach of this Section by any Persons receiving access to the disclosing Party’s Confidential Information through or on behalf of such receiving Party. The disclosing Party shall be entitled to injunctive relief for any breach or threatened breach of this Section.

(c)	Exclusions. Excluded from the obligations of this Section 12 is any information that:

(i)	is known to the receiving Party prior to disclosure by the disclosing Party as demonstrated by documentary evidence; or

(ii)	after disclosure to the receiving Party, is published or otherwise becomes publicly available through no fault of the receiving Party; or

(iii)	is developed by the receiving Party independently of knowledge of Confidential Information; or

(iv)	has been rightfully acquired by the receiving Party from a third Person without restriction and provided that the third Person had the right to disclose the information without restriction; or

(v)	consists of general know-how, processes and techniques, which, although similar in purpose and effect to protected Confidential Information, were not developed using and were not derived from Confidential Information.

(d)	Exceptions for Legal Process. Further, the receiving Party may disclose Confidential Information to the extent required by law, including applicable securities laws and the requirements or rules of any securities market or exchange, or pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or tribunal. However, in that case the receiving Party shall first give the disclosing Party prompt notice of any order or demand requiring such disclosure (unless prevented from doing such by its terms) and if required by the disclosing Party shall, at the disclosing Party’s cost, make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such Confidential Information.

(e)	Employees. Each of Agent and Ipsidy shall independently ensure that it and their respective employees, subsidiaries, affiliates, agents and sub-contractors shall observe the provisions of applicable privacy laws and are aware of and comply with the provisions of this Section 12.

(f)	Term of Confidentiality. The obligations under this section 12 shall survive termination of this Agreement for any reason and shall continue for a period of 5 years from the date of such termination.

13.          Termination of Agent Services. Promptly upon the termination of this Agreement, Agent shall deliver to Ipsidy all originals and copies of all records obtained or generated by Agent in the course of performing the services, and will promptly deliver to Ipsidy (or at Ipsidy’s request, destroy) all of the Confidential Information in Agent’s possession.

14.          Non-Piracy. Agent acknowledges that during the performance of this Agreement, Agent will acquire information and contacts that are valuable to the Group. Agent further acknowledges that it is necessary to protect the interests of the Group in its customer base by agreeing that during the term of this Agreement and hereby agrees that for a period of one (1) year after termination of this Agreement or for so long as Agent continues to receive Commissions hereunder, (whichever shall be the longer period), Agent will not:

(a)	whether as an employee, independent contractor, consultant, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s businesses, as they exist during the term of this Agreement or on the date of termination of this Agreement, with any Person, which is or was a customer of the Group, as of or at any time within six (6) months prior to the date of termination of this Agreement, nor cause any such customer to enter into any such competitive agreement with any third party.

(b)	whether on Agent’s own behalf or on behalf of any other person or entity (i) directly or indirectly solicit any employee of the Group to discontinue such employment relationship with the Group; or (ii) employ or seek to employ any person who is or was employed by the Group as of or at any time within six (6) months prior to the date of termination of this Agreement.

(c)	If any one or more of the provisions contained in this Section 14 shall be held to be unenforceable because of the duration or scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration or scope of such provision such that such provision shall be enforceable as modified by the court.

15.         Indemnification.

(a)          Agent hereby agrees to indemnify and hold Ipsidy and the Group and their respective officers, stockholders, employees and representatives harmless from and against any claim, demand, loss, financial or otherwise, damage, liability or cost, including legal fees and expenses, proximately caused by or from: (i) any material breach of this Agreement by Agent; (ii) breach of any non-competition or exclusive dealing agreement or other agreement which may exist between Agent and any other person or entity; (iii) any negligent or wrongful act of Agent including, without limitation, negligent performance or failure to perform under this Agreement; and (iv) any breach of the confidentiality provisions of Section 12 of this Agreement. Agent shall not be liable to indemnify any person or entity to the extent that that claim for indemnity arises out of the willful act or omission or gross negligence of such person or entity. This Section shall survive termination of this Agreement for any reason.

(b)          Ipsidy hereby agrees to indemnify and hold Agent and his employees and representatives harmless from and against any claim, demand, loss, financial or otherwise, damage, liability or cost, including legal fees and expenses, proximately caused by or from: (i) any material breach of this Agreement by Ipsidy; (ii) breach of any non-competition or exclusive dealing agreement or other agreement which may exist between Ipsidy and any other person or entity; (iii) any negligent or wrongful act of Ipsidy including, without limitation, negligent performance or failure to perform under this Agreement; and (iv) any breach of the confidentiality provisions of Section 12 of this Agreement. Ipsidy shall not be liable to indemnify any person or entity to the extent that that claim for indemnity arises out of the willful act or omission or gross negligence of such person or entity. This Section shall survive termination of this Agreement for any reason.

16.          Equitable Remedies. Agent acknowledges and agrees that this Agreement involves valuable trade secret and other proprietary rights of the Group and that the Group’s remedies at law for any breach or threatened breach by Agent of the covenants contained herein will be inadequate, and, accordingly, Agent consents that, in addition to such other remedies as may be available to the Group at law or in equity, the Group shall be entitled to equitable relief by way of injunction issued by any court of competent jurisdiction, without bond or other security, if Agent breaches or threatens to breach any of the provisions of the Agreement. Furthermore, Agent agrees that any and all Confidential Information, including, but not limited to, documents, computer software, files, recordings, and photographs relating thereto, which Agent may possess or have under its custody or control, are held by Agent in constructive trust for the Group, and that any court of competent jurisdiction may summarily liquidate such trust on behalf of the Group.

17.          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, United States of America and the parties hereby submit to the exclusive jurisdiction of the courts, Federal and State, located in the State of New York, with venue in New York County, with respect to any dispute or proceedings arising out of or relating to this Agreement, or the Agent Services.

18.          Notices. All notices to be provided pursuant to this Agreement (and any consents permitted by the terms of this Agreement) shall be in writing and delivered by hand, or sent by e-mail transmission, or other electronic means, or international courier to their respective addresses given above or via e-mail to:

(a)	Agent:	3216 Comfort Road,
New Hope, PA 18938
E-mail: Dougsol@comcast.net

(b)	Ipsidy:	780 Long Beach Boulevard
Long Beach, New York 11561 USA
Attn: CEO
E-mail: PhilipBeck@ipsidy.com

All such notices delivered by hand or by courier shall be deemed served upon receipt or refusal of receipt by the addressee. All notices given electronically shall be deemed served upon the next business day after transmission, provided no error message was received.

19.          Successors Assigns and Sub-contracting. The services to be provided by Agent hereunder are personal to Agent, and Agent shall not be entitled to assign its rights to receive compensaton hereunder, other than to an entity or trust which is controlled by, or is for the principal benefit of Agent. Agent shall not be entitled to assign its obligations hereunder without having obtained Ipsidy’s prior written consent thereto, which shall not be unreasonably withheld but Agent shall be entitled to sub-contract the Agent Services in whole or in part, provided that Agent shall at all times remain fully responsible for the activities, acts and ommissions of all such sub-contractors and shall ensure that they comply with the provisons of this Agreement. Ipsidy shall be freely entitled to assign its rights under this Agreement to any member of the Group. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including in the case of individuals, their heirs, executors and administrators.

20.          Amendment; No Waiver. This Agreement may not be amended or modified in any respect, except by an instrument in writing signed by the parties. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof by such party, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

21.          Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersede all previous agreements among the parties, whether written, oral or otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

IPSIDY INC.		AGENT:

By:	/s/ Philip Beck	By:	/s/ Douglas Solomon

	Name: Philip Beck	Name: Douglas Solomon
	Title: CEO	Title:

SCHEDULE 1

COMMISSIONS

(a)	During the first twenty four (24) months of this Agreement, Ipsidy shall pay Agent the sum of US$[**] per month, by way of non-refundable minimum Commissions to Agent hereunder. Payment shall be paid on the last day of each month.

(b)	For each New Customer who enters into a One-Off Agreement, Agent shall be entitled to receive commission as follows:

(i)	an amount equal to [**] ([**]%) per cent of the net amounts collected by the Group from such New Customer during each calendar quarter in respect of the supply of Products other than hardware, inventory or consumables;

(ii)	an amount equal to [**] ([**]%) per cent of the net amounts collected by the Group from such New Customer during each calendar quarter in respect of the supply of Products comprising hardware, inventory or consumables (and to extent of such supplies shall be treated as a Recurring Services Agreement);

(c)	For each New Customer who enters into a Recurring Services Agreement, Agent shall be entitled to receive commission in an amount equal to [**]([**]%) per cent of the net amounts collected by the Group from such New Customer during each calendar quarter in respect of the supply of Products, for so long as the Existing Customer makes payments to Ipsidy under the relevant contract for a period of up to four (4) years from the date of launch of each New Customer contract. For this purpose, “launch” shall mean the date on which first revenue generating transactions are processed by the Company for the relevant New Customer.

(d)	For the purpose of calculating the “net amounts” collected from a New Customer, (1) there shall be excluded from the gross amount collected all amounts collected (i) representing sales taxes, value added taxes or similar taxes or duties, for which the Group is liable in respect of the amounts so collected; and (ii) representing reimbursement of out of pocket costs incurred, such as shipping costs, to the extent that the same are separately stated on the relevant invoice and (2) there shall be deducted from the gross amount collected all direct costs of sale incurred to third parties in connection with such New Customer including purchase of inventory, or hardware for supply to the New Customer, customization development or engineering costs for the New Customer, commissions, or discounts paid or credited to the New Customer or any third party, provided that the nature and extent of such costs of sale are agreed to by the parties at the time of entering into each New Customer contract (subject to subsequent amendment by mutual agreement). PROVIDED that any sub-agents or finders fees payable by Agent with respect to One-off Agreements, shall be borne solely by and paid by Agent.

(e)	Commissions shall be calculated and paid quarterly in arrear, in the following manner:

(i)	On or before the 15th day of April, July, October and January following the end of each calendar quarter the Company shall send Agent a statement showing the Commission amounts earned by Agent on each New Customer contract during the calendar quarter just ended.

(ii)	The Company shall make payment to Agent of the Commission due by check or electronic payment to such account as Agent shall designate at the end of the relevant month.

(f)	If Agent has any questions with respect to any quarterly statement Agent shall raise them in writing with the Company as promptly as possible and in any event within ninety (90) days after receipt of such statement, failing which such statement shall be final and binding for all purposes (except in the case of mere mathematical error).

(g)	The Company shall from time to time notify Agent of the signing of a contract with a New Customer, for which Agent shall be entitled to Commission hereunder and shall prepare and maintain an Appendix to this Agreement setting forth details of all such New Customer contracts and the relevant Commission entitlement dates in respect thereof.

** The information omitted is confidential in nature and has been omitted. Ipsidy Inc. has filed the omitted portion with the Securities and Exchange Commission requesting confidential treatment.

SCHEDULE 2 TO AGENCY AGREEMENT

CUSTOMERS UNDER EXISTING NEGOTIATIONS TO BE TREATED AS NEW CUSTOMERS

1.	[**]

** The information omitted is confidential in nature and has been omitted. Ipsidy Inc. has filed the omitted portion with the Securities and Exchange Commission requesting confidential treatment.